Exhibit 99.1

Exhibit 99.1 Earnings Release of December 8, 2006

HENNESSY ADVISORS, INC. ANNUAL EARNINGS INCREASE OVER 37%

Novato, CA – December 8, 2006 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $1.10 for the fiscal year ended September 30, 2006, up from $0.80 in the prior fiscal year, an increase of over 37%. Growth in income is primarily attributable to increased mutual fund assets under management. Total mutual fund assets increased by nearly 14%, growing to $2.06 billion at September 30, 2006, compared to $1.81 billion at September 30, 2005. For the fiscal year ended September 30, 2006, income and revenue each grew at more than 40%, compared to the prior fiscal year.

“I am very pleased to deliver double-digit growth in earnings to our shareholders for the fourth consecutive year,” said Mr. Hennessy. “Our strong growth in revenue and income as compared to our growth in assets reinforces the scalability of our business model,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2006	Sept. 30, 2005	$ Change	% Change
Total Revenue	$16,933,730	$11,997,378	$4,936,352	41.1%
Net Income	$4,403,385	$3,139,334	$1,264,051	40.3%
Earnings per share diluted	$1.10	$0.80	$0.30	37.5%
Weighted Average number of shares outstanding	4,007,956	3,921,825	86,131	2.2%

At Period Ending Date	Sept. 30, 2006	Sept. 30, 2005	$ Change	% Change
Mutual Fund Assets Under Management	$2,056,253,029	$1,807,472,160	$248,780,869	13.8%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. The Hennessy Funds employ superb, time-tested stock selection formulas and manage their funds with unwavering discipline and consistency. Hennessy Funds serves clients with integrity, honesty and candor, and their strategies and performance are fully disclosed.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk; loss of principal is possible. While the Hennessy Funds are no load, management and distribution fees and other expenses apply. For more complete information about the Hennessy Funds, including investment objectives, risk, fees and expenses, please call 800-966-4354 to obtain a free prospectus. Read it carefully before investing. The distributor for the Hennessy Funds is Quasar Distributors, LLC.

5